Free Writing Prospectus No. 737 Registration Statement No. 333-156423 Dated April 6, 2011 Filed Pursuant to Rule 433

Morgan Stanley Trigger Return Optimization Securities
Linked to a Global Fund Basket Due April 30, 2014

Investment Description
These Trigger Return Optimization Securities (the “Securities”) Linked to a Global Fund Basket are unsubordinated and unsecured debt securities issued by Morgan Stanley with returns linked to the performance of a weighted basket of exchange traded funds, consisting of the SPDR® S&P 500 ETF (“SPY”), the iShares® MSCI EAFE Index Fund (“EFA”) and the iShares® MSCI Emerging Markets Index Fund (“EEM”), each of which we refer to as an “index fund” and together as the “index funds.”  If the basket return is positive, Morgan Stanley will repay the principal amount at maturity and pay a return equal to 2 (the “Multiplier”) times the basket return, up to a maximum gain of 40% to 44%.  If the basket return is zero or negative but the basket ending level is not less than the trigger level, Morgan Stanley will repay the full principal amount at maturity.  However, if the basket ending level is less than the trigger level, you will be fully exposed to the negative basket return and Morgan Stanley will repay less than the full principal amount, if anything, resulting in a loss that is proportionate to the negative basket return.  Investing in the Securities involves significant risks.  The Securities do not pay any interest, and you may lose some or all of your principal amount.  The trigger level is relevant only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the basket level is at or above the trigger level at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.  If Morgan Stanley were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates*
❑ Enhanced Growth Potential: At maturity, the Securities enhance any positive basket return up to the maximum gain.  If the basket return is negative, investors may be fully exposed to the negative basket return at maturity.

Trade Date Settlement Date Final Valuation Date** Maturity Date**	April 26, 2011 April 29, 2011 April 24, 2014 April 30, 2014
❑ Contingent Downside Market Exposure: If the basket return is zero or negative but the basket ending level is not less than the trigger level, Morgan Stanley will repay the principal amount at maturity.  However, if the basket ending level is less than the trigger level, Morgan Stanley will repay less than the full principal amount at maturity, if anything, resulting in a loss to investors that is proportionate to the percentage decline of the value of the basket (which will be more than 25%).  The trigger level is relevant only at maturity; if you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the basket level is above the trigger level at the time of sale. Any payment on the Securities is subject to the creditworthiness of Morgan Stanley.
*Expected **Subject to postponement in the event of a market disruption event. See “Postponement of Final Valuation Date and Maturity Date” under “Additional Terms of the Securities.”

THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE TERMS OF THE SECURITIES MAY NOT OBLIGATE MORGAN STANLEY TO REPAY ANY OF THE PRINCIPAL AMOUNT OF THE SECURITIES. THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE INDEX FUNDS AND RESULTING BASKET, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF YOUR INVESTMENT AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF MORGAN STANLEY.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Security Offering
Morgan Stanley is offering Trigger Return Optimization Securities Linked to a Global Fund Basket. The return on the Securities is limited to, and will not exceed, a maximum gain of 40% to 44%.  The actual maximum gain for the Securities will be determined on the trade date.  The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.
Basket	Basket Starting Level	Maximum Gain	Trigger Level	CUSIP/ ISIN
SPDR® S&P 500 ETF (30%), iShares® MSCI EAFE Index Fund (30%) and iShares® MSCI Emerging Markets Index Fund (40%)	100	40% to 44%	75	61760E564/ US61760E5649

See “Additional Information about Morgan Stanley and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus and prospectus supplement and this free writing prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this free writing prospectus or the accompanying prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
	Price to Public	Underwriting Discount(1)	Proceeds to Morgan Stanley
Per Security	$10.00	$0.25	$9.75
Total	$•	$•	$•

(1)
UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. Incorporated, the agent, a fixed sales commission of 2.5% for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this free writing prospectus.

The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary.  See “Supplemental Plan of Distribution; Conflicts of Interest” beginning on page 20 of this free writing prospectus.

UBS Financial Services Inc.	Morgan Stanley

Additional Information about Morgan Stanley and the Securities
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Prospectus supplement dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003005/dp12094_424b2-seriesf.htm

t	Prospectus dated December 23, 2008:
http://www.sec.gov/Archives/edgar/data/895421/000095010308003004/dp12129_424b2-debt.htm

References to “Morgan Stanley,” “we,” “our” and “us” refer to Morgan Stanley. In this document, the “Securities” refers to the Trigger Return Optimization Securities that are offered hereby. Also, references to the accompanying “prospectus” and “prospectus supplement” mean the Morgan Stanley prospectus dated December 23, 2008 and the Morgan Stanley prospectus supplement dated December 23, 2008, respectively.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:
t You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the index funds included in the basket.

t You believe the basket will appreciate over the term of the Securities and are willing to give up any appreciation in excess of the maximum gain of between 40% and 44% (the actual maximum gain will be determined on the trade date).

t You understand and accept that your potential return is limited to the maximum gain and you would be willing to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover of this document (the actual maximum gain will be set on the trade date).

t You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

t You do not seek current income from your investment and are willing to forgo dividends paid on the index funds included in the basket.

t You are willing to hold the Securities to maturity, a term of three years, and accept that there may be little or no secondary market for the Securities.

t You are willing to assume the credit risk of Morgan Stanley, as issuer of the Securities, and understand that if Morgan Stanley defaults on its obligation you may not receive any amounts due to you including any repayment of your principal.

t You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t You require an investment designed to provide a full return of principal at maturity.

t You cannot tolerate a loss of all or a substantial portion of your investment and are not willing to make an investment that may have the same downside market risk as an investment in the index funds included in the basket.

t You believe that the level of the basket will decline during the term of the Securities and is likely to close below the trigger level on the final valuation date, or you believe the basket will appreciate over the term of the Securities by more than the maximum gain.

t You seek an investment that has unlimited return potential without a cap on appreciation.

t You would be unwilling to invest in the Securities if the maximum gain was set equal to the bottom of the range indicated on the cover of this document (the actual maximum gain will be set on the trade date).

t You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

t You seek current income from this investment or prefer to receive the dividends paid on the index funds included in the basket.

t You are unable or unwilling to hold the Securities to maturity, a term of three years, or you seek an investment for which there will be an active secondary market.

t You are not willing or are unable to assume the credit risk of Morgan Stanley for all payments on the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page 5 of the accompanying prospectus for risks related to an investment in the Securities.

Indicative Terms
Issuer	Morgan Stanley
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	3 years
Basket
The Securities are linked to a weighted basket consisting of the SPDR® S&P 500 ETF (30%), the iShares® MSCI EAFE Index Fund (30%) and the iShares® MSCI Emerging Markets Index Fund (40%), each of which we refer to as an “index fund.”

Underlying Index	The respective index which each index fund generally seeks to track. Your investment is linked to a basket that consists of the index funds and is not linked to any underlying index.
Payment at Maturity (per Security)
If the basket return is greater than zero, Morgan Stanley will pay you the lesser of:

$10 + [$10 × Basket Return × Multiplier];
and:
$10 + [$10 × Maximum Gain].

If the basket return is equal to or less than zero but the basket ending level is at or above the trigger level, Morgan Stanley will pay you the $10 principal amount.
If the basket ending level is below the trigger level, Morgan Stanley will pay you:

$10 + [$10 × Basket Return].

In this scenario, you will lose 1% of your principal amount for every 1% of negative performance of the basket, resulting in a loss proportionate to the percentage decline of the value of the basket.  You will lose more than 25%, and possibly all, of your principal amount.

Trigger Level	75, which is 75% of the basket starting level
Multiplier	2
Maximum Gain	Between 40% and 44%. The actual maximum gain will be determined on the trade date.
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	100
Basket Ending Level
On the final valuation date, the basket ending level is calculated as:

100 × [1 + (SPY Return × 30%) +
(EFA Return × 30%) + (EEM Return × 40%)].

Each of the returns set forth in the formula above refers to the return of the relevant index fund, which represents the percentage change from the initial price for that index fund to the final price for that index fund.

Initial Price	With respect to each index fund, the closing price (as defined below) of one share of the respective index fund as determined by the Calculation Agent on the trade date.
Final Price
With respect to each index fund, the product of the closing price of one share of the respective index fund and the applicable adjustment factor, each as determined by the Calculation Agent on the final valuation date.

Adjustment Factor	1.0 for each of the index funds, subject to adjustment for certain events affecting the shares of the index funds
CUSIP/ISIN	61760E564/US61760E5649
Calculation Agent	Morgan Stanley & Co. Incorporated (“MS & Co.”)

Investment Timeline

The initial prices are determined. The basket starting level is set to 100.

The maximum gain is set.

The final prices, basket ending level and basket return are determined as of the final valuation date.

If the basket return is greater than zero, Morgan Stanley will pay you a cash payment per Security that provides you with a return on your investment equal to the basket return multiplied by 2, subject to the maximum gain.  Morgan Stanley will pay you per Security the lesser of:

$10 + [$10 × Basket Return × 2];
and:
$10 + [$10 × Maximum Gain].

If the basket return is equal to or less than zero and the basket ending level is at or above the trigger level, Morgan Stanley will pay you the $10 principal amount per Security.
If the basket ending level is below the trigger level, Morgan Stanley will pay you less than the principal amount per Security, if anything, resulting in a loss that is proportionate to the percentage decline of the value of the basket, equal to:

$10 + [$10 × Basket Return]

In this scenario, you will lose more than 25%, and possibly all, of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF MORGAN STANLEY.  IF MORGAN STANLEY WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus. You should also consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.

t
Your investment in the Securities may result in a loss of your initial investment. The terms of the Securities differ from those of ordinary debt securities in that we will not pay you interest on the Securities or guarantee to pay you any of the principal amount of the Securities, or any amount, at maturity.  Instead, we will pay you at maturity for each $10 principal amount of Securities that you hold an amount in cash based upon the performance of the basket on the final valuation date.  If the basket return is positive, Morgan Stanley will repay the principal amount at maturity and pay a return equal to the basket return times a multiplier of 2, up to a maximum gain of 40% to 44%.  If the basket return is zero or negative, but the basket ending level is not less than the trigger level, Morgan Stanley will repay the full principal amount at maturity. If the basket ending level is less than the trigger level, you will be exposed to the full negative basket return and Morgan Stanley will pay you less than the full principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the percentage decline of the value of the basket over the term of the Securities.  Accordingly, you could lose your entire initial investment.

t
You may incur a loss on your investment if you sell your Securities prior to maturity. You should be willing to hold your Securities to maturity.  If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the basket level is above the trigger level.

t
The multiplier applies only at maturity.  You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the multiplier or the  Securities themselves, and the return you realize may be less than the basket return even if such return is positive and does not exceed the maximum gain. You can receive the full benefit of the multiplier and earn the potential maximum gain only if you hold your Securities to maturity.

t
Appreciation potential is limited. The appreciation potential of Securities is limited by the maximum gain of 40% to 44%, corresponding to a maximum payment at maturity of $14.00 to $14.40.  The actual maximum gain will be determined on the trade date.  If the basket return is greater than 20% to 22%, your return will be limited by the maximum gain and the basket return will not be leveraged by the multiplier of 2.

t	No interest payments. Morgan Stanley will not make any interest payments in respect to the Securities.

t
The Securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the Securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

t
Market price of the Securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including:

o	the price or value of each of the index funds at any time and, in particular, on the trade date and the final valuation date,

o	the volatility (frequency and magnitude of changes in price or value) of each of the index funds,

o	interest and yield rates in the market,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the index funds or stock markets generally and which may affect the initial prices and/or the final prices,

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the stocks underlying EEM and EFA trade,

o	the time remaining until the Securities mature, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your Securities prior to maturity.  For example, you may have to sell your Securities at a substantial discount from the principal amount of $10 per Security if the values of the index funds at the time of sale are at or below their initial prices or if market interest rates rise.  You cannot predict the future performance of the index funds based on their historical performance.  If the basket ending level is less than the trigger level, you will receive at maturity an amount that is less than the $10 principal amount of each Security (and which could be significantly less or zero) by an amount proportionate to negative basket return.  There can be no assurance that there will be any positive basket return such that you will receive at maturity an amount in excess of the principal amount of the Securities, or any amount at all.

t
Changes in the value of one of the index funds may offset the value of the others.  Movements in the values of the index funds may not correlate with each other.  At a time when the value of one index fund increases in value, the value of the other index funds may not increase as much, or may even decline in value.  Therefore, in calculating the basket return, increases in the value of one index fund may be moderated, or wholly offset, by lesser increases or declines in the value of the other index funds.  If the basket ending level is below the trigger level, you will receive at maturity an amount that is less than the amount of your original investment in the Securities, and which could be significantly less or zero.

t
No dividend payments or voting rights. Owning the Securities is not the same as owning the index funds or the stocks comprising each index fund’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of shares of the index funds or stocks held by the index funds would have.

t
Investing in the Securities is not equivalent to investing in the index funds. Investing in the Securities is not equivalent to investing in the index funds or investing in the component stocks of the SPY, EEM, EFA shares or their underlying indices.  The Securities will provide less opportunity for appreciation than an investment in a similar security that is directly linked to the appreciation of the basket and is not subject to a maximum return.  In addition, you do not have the right to exchange your Securities for any index funds at any time, and are subject to the credit risk of Morgan Stanley.

t
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the Securities in secondary market transactions will likely be lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Securities as well as the cost of hedging the issuer’s obligations under the Securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

t
Adjustments to any of the index funds or to the S&P 500 Index, the MSCI EAFE Index or the MSCI Emerging Markets Index could adversely affect the value of the Securities.  The investment advisor for each of the index funds seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the underlying index. Pursuant to their investment strategy or otherwise, the applicable investment advisor can add, delete or substitute the components of such index funds.  Any of these actions could adversely affect the price of the applicable index funds and, consequently, the value of the Securities.  In addition, the publisher of each underlying index is responsible for calculating and maintaining the underlying index.  The applicable index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes required by certain corporate events relating to the component stocks, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the underlying index.  The index publisher may discontinue or suspend calculation or publication of any of the underlying indices at any time.  If this discontinuance or suspension occurs following the termination of the related index funds, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued index, and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.  Any of these actions could adversely affect the values of any of the index funds and, consequently, the value of the Securities.

t
SPY and the S&P 500 Index are different.  The performance of SPY may not exactly replicate the performance of the S&P 500 Index because SPY will reflect transaction costs and fees that are not included in the calculation of the S&P 500 Index.  It is also possible that SPY may not fully replicate, or may in certain circumstances diverge significantly from, the performance of the S&P 500 Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in such index funds, differences in trading hours between SPY and the S&P 500 Index or due to other circumstances.

t
EFA and the MSCI EAFE Index are different.  The performance of EFA may not exactly replicate the performance of the MSCI EAFE Index because EFA will reflect transaction costs and fees that are not included in the calculation of the MSCI EAFE Index.  It is also possible that EFA may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI EAFE Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between EFA and the MSCI EAFE Index or due to other circumstances.  The EFA generally invests at least 90% of its assets in securities of the MSCI EAFE Index and in depositary receipts representing securities of the MSCI EAFE Index. The EFA may invest the remainder of its assets in securities not included in the MSCI EAFE Index but which the BlackRock Fund Advisors, as the investment advisor, believes will help EFA track the MSCI EAFE Index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of money market funds advised by the BlackRock Fund Advisors.

t
EEM and the MSCI Emerging Markets Index are different.  The performance of EEM may not exactly replicate the performance of the MSCI Emerging Markets Index because EEM will reflect transaction costs and fees that are not included in the calculation of the MSCI Emerging Markets Index.  It is also possible that EEM may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between EEM and the MSCI Emerging Markets Index or due to other circumstances.  BlackRock Fund Advisors, as the investment advisor, may invest up to 10% of EEM assets in shares of other iShares® funds that seek to track the performance of equity securities of constituent countries of the MSCI Emerging Markets Index.

t
There are risks associated with investments in securities linked to the value of foreign equity securities.  The EEM and EFA, two of the index funds, are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t
There are risks associated with investments in securities linked to the value of emerging markets equity securities.  The stocks included in the underlying index of EEM have been issued by companies in various emerging markets countries.  Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates.

t
The prices of EEM and EFA are subject to currency exchange rate risk. Because the prices of EEM and EFA, two of the index funds, are related to the U.S. dollar value of stocks underlying the MSCI Emerging Markets Index and the MSCI EAFE Index, respectively, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities of EEM and EFA trade.  Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region.  Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country.  The net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in EEM and EFA, the prices of EEM and EFA shares will be adversely affected and the payment at maturity on the Securities may be reduced.

Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments; and

o	the extent of governmental surpluses or deficits in the countries represented in the MSCI Emerging Markets Index and the MSCI EAFE Index and the United States.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the MSCI Emerging Markets Index and the MSCI EAFE Index, the United States and other countries important to international trade and finance.

t
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the shares of SPY, EFA or EEM.  Morgan Stanley & Co. Incorporated (“MS & Co.”), as calculation agent, will adjust the respective adjustment factor for an index fund for certain events affecting the shares of such index fund, such as stock splits and stock dividends, and for certain other corporate actions involving the index funds.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the index funds.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the Securities may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the Securities.

t
The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were not to make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t
Hedging and trading activity by our subsidiaries could potentially affect the value of the Securities.  One or more of our subsidiaries expect to carry out hedging activities related to the Securities, including trading in the ETF shares (as defined in “Additional Terms of the Securities—Some Definitions”) or the constituent stocks of the underlying indices, in futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as in other instruments related to the index funds or the underlying indices.  MS & Co. and some of our other subsidiaries also trade the ETF shares or the constituent stocks of the underlying indices, in futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as in other instruments related to the index funds or the underlying indices, on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the trade date could potentially affect the initial prices for the index funds, therefore, could increase the values at which the index funds must close on the final valuation date before an investor receives a payment at maturity that is equal to or greater than the principal amount of the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the final valuation date, could adversely affect the values of one or more index funds on the final valuation date and, accordingly, the amount of cash an investor will receive at maturity, if any.

t
Potential conflict of interest.  As calculation agent, MS & Co. will determine the initial prices, the final prices, the basket ending level, whether the basket ending level is below the trigger level, whether any market disruption event has occurred, the basket return, and will calculate the amount of cash, if any, you will receive at maturity.  Determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the calculation of any closing values in the event of a market disruption event, may adversely affect the payout to you at maturity.

t
Uncertain tax treatment.  Please note that the discussions in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities supersede the discussions contained in the accompanying prospectus supplement.  Subject to the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.  Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  If this treatment applies, all or a portion of any long-term capital gain of a U.S. Holder in respect of the Securities could be recharacterized as ordinary income (in which case an interest charge would be imposed).  U.S. investors should read the section entitled “What Are the Tax Consequences of the Securities? – Tax Consequences to U.S. Holders – Tax Treatment of the Securities – Potential Application of the Constructive Ownership Rule” in this free writing prospectus.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  Because the Securities provide for the return of your initial investment except when the basket ending level is less than the trigger level, the risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.  We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.  Please read carefully the discussion under

“What Are the Tax Consequences of the Securities” in this free writing prospectus concerning the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “What Are the Tax Consequences of the Securities” in this free writing prospectus and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Hypothetical Payments on the Securities

The table and examples below are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the basket ending level relative to the basket starting level. You should not take these examples as an indication or assurance of the expected performance of the basket.  The examples illustrate the payment at maturity for a $10.00 Security on a hypothetical offering of the Securities, based on the following terms:
t	Basket starting level:	100
t	Trigger level:	75 (75% of the basket starting level)
t	Multiplier:	2
t	Hypothetical maximum gain:	42% (the midpoint of the expected range of between 40% and 44%)

Hypothetical Basket Ending Level	Hypothetical Basket Return	Multiplier	Hypothetical Return on Securities	Hypothetical Payment at Maturity
200	100%	2	42%	$14.20
190	90%	2	42%	$14.20
180	80%	2	42%	$14.20
170	70%	2	42%	$14.20
160	60%	2	42%	$14.20
150	50%	2	42%	$14.20
140	40%	2	42%	$14.20
130	30%	2	42%	$14.20
121	21%	2	42%	$14.20
120	20%	2	40%	$12.00
110	10%	2	20%	$12.00
105	5%	2	10%	$11.00
100	0%	N/A	0%	$10.00
95	-5%	N/A	0%	$10.00
90	-10%	N/A	0%	$10.00
80	-20%	N/A	0%	$10.00
75	-25%	N/A	0%	$10.00
70	-30%	N/A	-30%	$7.00
60	-40%	N/A	-40%	$6.00
50	-50%	N/A	-50%	$5.00
40	-60%	N/A	-60%	$4.00
30	-70%	N/A	-70%	$3.00
20	-80%	N/A	-80%	$2.00
10	-90%	N/A	-90%	$1.00
0	-100%	N/A	-100%	$0.00

Example 1— The level of the basket increases to a basket ending level of 110. The basket return is equal to (110 –100) / 100, or 10%. Because the basket return is greater than zero, the payment at maturity for each $10 principal amount of Securities is calculated as the lesser of:

$10 + [$10 × Basket Return × Multiplier], or $10 + [$10 × 10% × 2] = $12; and
$10 + [$10 × Maximum Gain], or $10 + [$10 × 42%] = $14.20.

The basket return is, therefore, $12.

Example 2— The level of the basket increases to a basket ending level of 130. The basket return is equal to (130 –100) / 100, or 30%. Because the basket return is greater than zero, the payment at maturity for each $10 principal amount of Securities is calculated as the lesser of:

(A) $10 + [$10 × Basket Return × Multiplier], or $10 + [$10 × 30% × 2] = $16; and
(B) $10 + [$10 × Maximum Gain], or $10 + [$10 × 42%] = $14.20.

The basket return is, therefore, $14.20.

Example 3— The level of the basket decreases to a basket ending level of 80. The basket return is equal to (80 –100) / 100, or -20%. Because the basket return is less than zero, and the basket ending level is at or above the trigger level, the payment at maturity for each $10 principal amount of Securities is equal to the principal amount of $10.

Example 4— The level of the basket decreases to a basket ending level of 40. The basket return is equal to (40 –100) / 100, or -60%. Because the basket return is less than zero, and the basket ending level is below the trigger level, the payment at maturity for each $10 principal amount of Securities is equal to $10 + [$10 × Basket Return], or $10 + [$10 × -60%] = $4. If the basket ending level is below the trigger level, you will be fully exposed to the negative basket return, resulting in a loss that is proportionate to the percentage decline in the value of the basket, and you will lose a significant portion or all of your initial investment.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this free writing prospectus and is superseded by the following discussion.

The following summary is a general discussion of the principal U.S. federal tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

t	purchase the Securities at their “issue price”; and

t	will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

t	certain financial institutions;

t	insurance companies;

t	certain dealers and traders in securities, commodities or foreign currencies;

t	investors holding the Securities as part of a hedging transaction, “straddle,” conversion transaction or integrated transaction;

t	U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

t	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

t	regulated investment companies;

t	real estate investment trusts;

t	tax-exempt entities, including an “individual retirement account” or “Roth IRA” as defined in Section 408 or 408A of the Code, respectively; or

t	persons subject to the alternative minimum tax.

As stated above, this discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances.  As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

In addition, we will not attempt to ascertain whether any issuers of any shares to which a Security relates (such shares hereafter referred to as “Underlying Shares”) are treated as “passive foreign investment companies” (“PFICs”) within the meaning of Section 1297 of the Code or as “U.S. real property holding corporations” (“USRPHCs”) within the meaning of Section 897 of the Code.  If any of the issuers of Underlying Shares were so treated, certain adverse U.S. federal income tax consequences might apply, to a U.S. Holder in the case of a PFIC and to a Non-U.S. Holder in the case of a USRPHC, upon the sale, exchange or settlement of a Security.  You should refer to information filed with the Securities and Exchange Commission or other governmental authorities by the issuers of the Underlying Shares and consult your tax adviser regarding the possible consequences to you if any issuer is or becomes a PFIC or USRPHC.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this free writing prospectus may affect the tax consequences described herein.  Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Under current law, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein.  Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Unless otherwise stated, the following discussion is based on the treatment of each Security as an open transaction.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder.  As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	a citizen or resident of the United States;

t	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

t	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the characterization of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Maturity.  A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange as described below.

Tax Basis.  A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities.  Upon a sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Code, any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Potential Application of the Constructive Ownership Rule.  Because the Securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a substantial risk that an investment in the Securities will be treated as a “constructive ownership transaction.”  A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the SPDR Trust Series 1, the iShares® MSCI EAFE Index Fund and the iShares® MSCI Emerging Market Index Fund).  Under the “constructive ownership” rule, if an investment in the Securities is treated as a “constructive ownership transaction,” all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of a Security could be recharacterized as ordinary income (the “Recharacterized Gain”).  In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Recharacterized Gain to the extent such gain would have resulted in the inclusion of gross income by the U.S. Holder in taxable years prior to the taxable year of the sale, exchange or settlement of the Securities (assuming such income accrued during the period the Securities were held at a constant rate equal to the applicable federal rate as of the date of sale, exchange or settlement of the Securities).

If an investment in the Securities is treated as a “constructive ownership transaction,” the Recharacterized Gain will equal the excess of (i) any long-term capital gain recognized by a U.S. Holder in respect of a Security over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code).  Under Section 1260 of the Code, the amount of net underlying long-term capital gain will be treated as zero unless otherwise “established by clear and convincing evidence.”  It is unclear to what extent any long-term capital gain realized by a U.S. Holder in respect of a Security will be recharacterized as ordinary income.  It is possible, for example, that the amount of the Recharacterized Gain will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder (which, subject to the maximum payment at maturity, reflects the multiple of the percentage increase in the value of the Underlying Shares over the term of the Security) over (ii) the “net underlying long-term capital gain” such U.S. Holder would have had if such U.S. Holder had acquired the Underlying Shares at fair market value on the issue date of the Security and sold the Underlying Shares upon the date of sale, exchange or settlement of the Security at fair market value (which would reflect the percentage increase, without the multiple, in the value of the Underlying Shares over the term of the Security).  However, the “net underlying long-term capital gain” could alternatively be calculated using a number of Underlying Shares that reflects the multiple upon which any gain on the Security would be calculated.  U.S. Holders should consult their tax advisers regarding the potential application of the “constructive ownership” rule to the Securities.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above.  In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Security under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”).

If the IRS were successful in asserting that the Contingent Debt Regulations apply to the Securities, the timing and character of income thereon would be significantly affected.  Among other things, a U.S. Holder would be required to accrue original issue discount (“OID”) on the Securities every year at a “comparable yield” determined at the time of their issuance.  Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss, to the extent of the U.S. Holder’s prior accruals of OID, and as capital loss thereafter.  Because the Securities provide for the return of your initial investment except when the basket ending level is less than the trigger level, the risk that a Security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other equity-linked securities that do not provide for the return of principal.

Even if the Contingent Debt Regulations do not apply to the Securities, other alternative federal income tax characterizations of the Securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the Securities.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime, as discussed above.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder.  As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

t	an individual who is classified as a nonresident alien;

t	a foreign corporation; or

t	a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

t
a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

t	certain former citizens or residents of the United States; or

t	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general.  Assuming the treatment of the Securities as set forth above is respected and subject to the discussion above regarding the possible application of Section 897 of the Code, a Non-U.S. Holder of the Securities will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

If all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

t	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

t	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

t	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

t	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Securities on behalf of the beneficial owner) furnishes to us an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the Securities.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues might affect the withholding tax consequences of an investment in the Securities, possibly with retroactive effect.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from backup withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  If you are a Non-U.S. Holder, you should consult your tax adviser regarding the U.S. federal withholding and income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by the notice.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax.  Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the proceeds from a sale, exchange or other disposition.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid the backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The SPDR S&P 500® ETF

The SPDR S&P 500 ETF (formerly SPDR Trust, Series 1), or SPY, formed by PDR Services LLC, is a unit investment trust registered under the Investment Company Act of 1940 that holds a portfolio of securities consisting of substantially all of the common stocks, in substantially the same weighting, as the S&P 500® Index.  A SPDR represents an undivided ownership interest in SPY.  SPY seeks investment results that generally correspond to the price and yield performance, before fees and expenses, of the S&P 500® Index.  Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by SPY pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-46080 and 811-06125, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For more information about the S&P 500 Index methodology, see “Annex A: Methodology of the S&P 500 Index.”

Historical Information

The following table set forth the published high and low closing prices, as well as end-of-quarter closing prices, for SPY for each quarter in the period from January 1, 2006 through March 31, 2011.  The related graph sets forth the daily closing prices in the same period.  The closing price on March 31, 2011 was $132.59.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of SPY should not be taken as an indication of future performance, and no assurance can be given as to its final price.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close

1/1/2006	3/31/2006	131.03	125.48	129.83
4/1/2006	6/30/2006	132.62	122.55	127.23
7/1/2006	9/30/2006	133.74	123.34	133.58
10/1/2006	12/31/2006	143.12	133.08	141.62
1/1/2007	3/31/2007	146.04	137.35	142.00
4/1/2007	6/30/2007	154.10	142.16	150.43
7/1/2007	9/30/2007	155.07	141.04	152.58
10/1/2007	12/31/2007	156.48	140.95	146.21
1/1/2008	3/31/2008	144.93	128.00	131.97
4/1/2008	6/30/2008	143.05	127.53	127.98
7/1/2008	9/30/2008	130.71	111.38	115.99
10/1/2008	12/31/2008	116.06	75.45	90.24
1/1/2009	3/31/2009	93.47	68.11	79.52
4/1/2009	6/30/2009	95.08	81.06	91.95
7/1/2009	9/30/2009	107.32	87.96	105.59
10/1/2009	12/31/2009	112.72	102.49	111.44
1/1/2010	3/31/2010	117.41	105.89	117.00
4/1/2010	6/30/2010	121.81	103.22	103.22
7/1/2010	9/30/2010	114.82	102.20	114.13
10/1/2010	12/31/2010	125.92	113.75	125.75
1/1/2011	3/31/2011	134.53	126.18	132.59

The iShares® MSCI EAFE Index Fund
The iShares® MSCI EAFE Index Fund, or EFA, is an exchange-traded fund that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index®.  EFA is managed by iShares Trust (the “iShares Trust”), a registered investment company that consists of numerous separate investment portfolios, including EFA.  Information provided to or filed with the Commission by the iShares Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-92935 and 811-09729, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI EAFE Index® is a free float-adjusted market capitalization index that is designed to measure the equity market performance of developed markets, excluding the United States and Canada, and which is calculated, published and disseminated daily by MSCI Inc. (“MSCI”).  As of March 2011, the MSCI EAFE Index® consisted of the following 22 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom.  The MSCI EAFE Index® includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets.  The MSCI EAFE Index® was developed with a base value of 100 as of December 31, 1969. For more information about the methodology of the MSCI EAFE Index®, see “Annex B: Methodology of the MSCI EAFE Index and the MSCI Emerging Market Index” below.

Historical Information

The following table set forth the published high and low closing prices, as well as end-of-quarter closing prices, for EFA for each quarter in the period from January 1, 2006 through March 31, 2011.  The related graph sets forth the daily closing prices in the same period.  The closing price on March 31, 2011 was $60.09.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of EFA should not be taken as an indication of future performance, and no assurance can be given as to its final price.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)

1/1/2006	3/31/2006	65.40	60.33	64.99
4/1/2006	6/30/2006	70.58	59.60	65.35
7/1/2006	9/30/2006	68.46	61.62	67.78
10/1/2006	12/31/2006	74.31	67.96	73.26
1/1/2007	3/31/2007	76.94	70.95	76.27
4/1/2007	6/30/2007	81.79	76.47	80.63
7/1/2007	9/30/2007	83.77	73.70	82.56
10/1/2007	12/31/2007	86.18	78.24	78.50
1/1/2008	3/31/2008	78.35	68.31	71.90
4/1/2008	6/30/2008	78.52	68.10	68.70
7/1/2008	9/30/2008	68.04	53.08	56.30
10/1/2008	12/31/2008	55.88	35.71	44.87
1/1/2009	3/31/2009	45.44	31.69	37.59
4/1/2009	6/30/2009	49.04	38.57	45.81
7/1/2009	9/30/2009	55.81	43.91	54.70
10/1/2009	12/31/2009	57.28	52.66	55.30
1/1/2010	3/31/2010	57.96	50.45	56.00
4/1/2010	6/30/2010	58.03	46.29	46.51
7/1/2010	9/30/2010	55.42	47.09	54.92
10/1/2010	12/31/2010	59.46	54.25	58.23
1/1/2011	3/31/2011	61.91	55.31	60.09

The iShares® MSCI Emerging Markets Index Fund
The iShares® MSCI Emerging Markets Index Fund, or EEM, is an exchange-traded fund managed by iShares®, Inc. (“iShares”), a registered investment company.  iShares consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund.   This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index.  Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

The MSCI Emerging Markets IndexSM is a free float-adjusted market capitalization index that is designed to measure the equity market performance of emerging markets, and which is calculated, published and disseminated daily by MSCI.  As of March 2011, the MSCI Emerging Markets IndexSM consisted of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, Taiwan, Thailand, and Turkey.  The MSCI Emerging Markets IndexSM includes components from all countries designated by MSCI as emerging markets.  The MSCI Emerging Markets IndexSM was developed with a base value of 100 as of December 31, 1987. For more information about the methodology of the MSCI Emerging Markets IndexSM, see “Annex B: Methodology of the MSCI EAFE Index and the MSCI Emerging Market Index” below.

Historical Information

The following table set forth the published high and low closing prices, as well as end-of-quarter closing prices, for EEM for each quarter in the period from January 1, 2006 through March 31, 2011.  The related graph sets forth the daily closing prices in the same period.  The closing price on March 31, 2011 was $48.69.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The historical values of EEM should not be taken as an indication of future performance, and no assurance can be given as to its final price.

Quarter Begin	Quarter End	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)

1/1/2006	3/31/2006	33.59	30.43	33.02
4/1/2006	6/30/2006	37.03	27.34	31.23
7/1/2006	9/30/2006	33.14	29.20	32.29
10/1/2006	12/31/2006	38.15	31.80	38.10
1/1/2007	3/31/2007	39.53	35.03	38.75
4/1/2007	6/30/2007	44.42	39.13	43.82
7/1/2007	9/30/2007	50.11	39.50	49.78
10/1/2007	12/31/2007	55.64	47.27	50.10
1/1/2008	3/31/2008	50.37	42.17	44.79
4/1/2008	6/30/2008	51.70	44.43	45.19
7/1/2008	9/30/2008	44.43	31.33	34.53
10/1/2008	12/31/2008	33.90	18.22	24.97
1/1/2009	3/31/2009	27.09	19.94	24.81
4/1/2009	6/30/2009	34.64	25.65	32.23
7/1/2009	9/30/2009	39.29	30.75	38.91
10/1/2009	12/31/2009	42.07	37.56	41.50
1/1/2010	3/31/2010	43.22	36.83	42.12
4/1/2010	6/30/2010	43.98	36.16	37.32
7/1/2010	9/30/2010	44.77	37.59	44.77
10/1/2010	12/31/2010	48.58	44.77	47.62
1/1/2011	3/31/2011	48.69	44.63	48.69

This free writing prospectus relates only to the Securities offered hereby and does not relate to any of the index funds.  We have derived all disclosures contained in this free writing prospectus regarding SPY, iShares Trust and iShares from the publicly available documents described in the preceding paragraphs under the headings “The SPDR S&P 500® ETF,” “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund.”  In connection with the offering of the Securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to SPY, iShares Trust or iShares or any of the index funds.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding SPY, iShares Trust or iShares or any of the index funds is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs under the headings “The SPDR S&P 500® ETF,” “The iShares® MSCI EAFE Index Fund” and “The iShares® MSCI Emerging Markets Index Fund”) that would affect the trading price of any of the index funds (and therefore the price of any of the index funds at the time we price the Securities) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning SPY, iShares Trust or iShares or any of the index funds could affect the value received at maturity with respect to the Securities and therefore the trading prices of the Securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the index funds.

We and/or our affiliates may presently or from time to time engage in business with SPY, iShares Trust or iShares.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to SPY, iShares Trust or iShares, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to any of the index funds.  The statements in the preceding two sentences are not intended to affect the rights of investors in the Securities under the securities laws.  As a prospective purchaser of the Securities, you should undertake an independent investigation of SPY, iShares Trust and iShares as in your judgment is appropriate to make an informed decision with respect to an investment in all of the index funds.

“Standard & Poor’s®”, “S&P®”, “S&P 500®” and “SPDR®” are trademarks of S&P.  iShares® is a registered trademark of BlackRock Institutional Trust Company (“BTC”).  The Securities are not sponsored, endorsed, sold, or promoted by S&P, SPY or BTC.  S&P, SPY and BTC make no representations or warranties to the owners of the Securities or any member of the public regarding the advisability of investing in the Securities.  S&P, SPY and BTC have no obligation or liability in connection with the operation, marketing, trading or sale of the Securities.

Additional Terms of the Securities

Some Definitions

We have defined some of the terms used in this free writing prospectus below:

t	“ETF shares” means the shares of a respective index fund.

t	“closing price” for one ETF share (or one unit of any other security for which a closing price must be determined) on any trading day means:

o
if the ETF shares (or any such other security) are listed or admitted to trading on a national securities exchange (other than The NASDAQ Stock Market LLC (“NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the ETF shares (or any such other security) are listed or admitted to trading,

o	if the ETF shares (or any such other security) are listed or admitted to trading on NASDAQ, the official closing price published by NASDAQ on such day, or

o
if the ETF shares (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If the ETF shares (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price or the official closing price published by NASDAQ, as applicable, is not available pursuant to the preceding sentence, then the closing price for one ETF share (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on NASDAQ or the OTC Bulletin Board on such day.  If a market disruption event (as defined below) occurs with respect to the ETF shares (or any such other security) or the last reported sale price or the official closing price published by NASDAQ, as applicable, for the ETF shares (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the Calculation Agent, of the bid prices for the ETF shares (or any such other security) for such trading day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of Morgan Stanley & Co. Incorporated (“MS & Co.”) and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the closing price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.  The term “OTC Bulletin Board Service” will include any successor service thereto.  This definition of “closing price” is subject to the provisions under “—Discontinuance of the Index Fund and/or Underlying Index; Alteration of Method of Calculation” below.

t
“trading day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

t	“market disruption event” means, the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion:

(i)
the occurrence or existence of a suspension, absence or material limitation of trading of the ETF shares on the primary market for the ETF shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for the ETF shares as a result of which the reported trading prices for the ETF shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the ETF shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market;

(ii)
the occurrence or existence of a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the underlying index on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchanges; or

(iii)
the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts related to the underlying index or the ETF shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market; and

(iv)
a determination by the Calculation Agent in its sole discretion that any event described in clause (i), (ii) or (iii) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the underlying index shall be based on a comparison of (x) the portion of the level of the underlying index attributable to that security relative to (y) the overall level of the underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the futures or options contract related to the underlying index or the ETF shares will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts on the underlying index or the ETF shares by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the underlying index or the ETF shares and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the underlying index or the ETF shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

t	“relevant exchange” means the primary exchange(s) or market(s) of trading for any security (or any combination thereof) then included in the underlying index or any successor index.

Postponement of Final Valuation Date and Maturity Date

If the final valuation date is not a trading day with respect to any index fund or if a market disruption event occurs on the final valuation date with respect to any index fund, the closing price with respect to each such affected index fund will be determined on the immediately succeeding trading day on which no market disruption event occurs with respect to such affected index fund.  The basket ending level will be determined on the date on which the closing price for each of the index funds for the final valuation date has been determined; provided that the closing price for any affected index fund will not be determined on a date later than the fifth scheduled trading day after the scheduled final valuation date, and if such date is not a trading day or if there is a market disruption event with respect to the affected index fund on such date, the Calculation Agent will determine the closing price of the affected index fund on such date as the mean of the bid prices for a share of the affected index fund for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.  Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained.  If no bid prices are provided from any third party dealers, the closing price will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the final valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final valuation date as postponed.

Antidilution Adjustments for Securities linked to Exchange-Traded Funds

If the ETF shares of any index fund are subject to a stock split or reverse stock split, then once such split has become effective, the adjustment factor for such index fund will be adjusted to equal the product of the prior adjustment factor and the number of shares issued in such stock split or reverse stock split with respect to one ETF share.  No such adjustment to the adjustment factor will be required unless such adjustment would require a change of at least 0.1% in the amount being adjusted as then in effect.  Any number so adjusted will be rounded to the nearest one hundred-thousandth with five one-millionths being rounded upward.

Alternate Exchange Calculation in case of an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities shall be determined by the Calculation Agent and shall be an amount in cash equal to the payment at maturity calculated as if the date of acceleration were the final valuation date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company (the “Depositary”) of the cash amount due with respect to the Securities as promptly as possible and in no event later than two business days after the date of acceleration.

Discontinuance of the Index Fund and/or Underlying Index; Alteration of Method of Calculation

If the index fund relating to any ETF shares is liquidated or otherwise terminated (a “liquidation event”), the closing price of the ETF shares on the final valuation date or the date of acceleration will be determined by the Calculation Agent and will be deemed to equal (i) the closing value of the underlying index (or any successor index, as described below) on such date (taking into account any material changes in the method of calculating the underlying index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the ETF shares and the denominator of which is the closing value of the underlying index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the ETF shares was available.

If the index publisher of the underlying index discontinues publication of the underlying index and the index publisher of the underlying index or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued underlying index (such index being referred to herein as a “successor index”), then any subsequent closing price on any trading day following a liquidation event will be determined by reference to the published value of such successor index at the regular weekday close of trading on such trading day.

Upon any selection by the Calculation Agent of a successor index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the index publisher of the underlying index discontinues publication of the underlying index prior to, and such discontinuance is continuing on, the final valuation date following a liquidation event and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no successor index is available at such time, then the Calculation Agent will determine the closing price for such date.  The closing price will be computed by the Calculation Agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the underlying index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of the underlying index may adversely affect the value of the Securities.

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank)).

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co.  As Calculation Agent, MS & Co. will determine, among other things, the initial prices, the final prices, the basket ending level, whether the basket ending level is below the trigger level, whether any market disruption event has occurred, the basket return, and will calculate the amount of cash, if any, you will receive at maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the payment at maturity, if any, will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .9876543215 would be rounded to .987654322); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities, if any, will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Price or whether a market disruption event has occurred.  See “—Discontinuance of the Index Fund and/or Underlying Index; Alteration of Method of Calculation,” and the definition of market disruption event.  MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary.  The Depositary’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary.  In this free writing prospectus, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures.  For more information regarding the Depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The original issue price of the Securities includes the agent’s commissions paid with respect to the Securities and the cost of hedging our obligations thereunder.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the trade date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the ETF shares or the constituent stocks of the underlying indices, in futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as in other instruments related to the index funds or the underlying indices that we may wish to use in connection with such hedging.  Such purchase activity could affect the value of the ETF shares, and therefore adversely affect the minimum final prices before you would receive at maturity a payment that exceeds the principal amount of the Securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities, including on the final valuation date, by purchasing and selling the ETF shares or the constituent stocks of the underlying indices, futures or options contracts on the ETF shares, the underlying indices or the constituent stocks of the underlying indices, as well as other instruments related to the index funds or the underlying indices that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the final valuation date.  We cannot give any assurance that our hedging activities will not affect the value of the ETF shares and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any.

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

t
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

t
we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

t
any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

t	our interests are adverse to the interests of the purchaser or holder; and

t
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Smith Barney LLC or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest
MS & Co. will act as the agent for this offering.  We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document.  UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission that will not exceed $0.25 for each Security it sells.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”) regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account.  The agent must close out any naked short position by purchasing the Securities in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities, the ETF shares or the constituent stocks of the underlying indices in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities.  See “—Use of Proceeds and Hedging” above.

Annex A: Methodology of the S&P 500® Index
The S&P 500 Index® was developed by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc., and is calculated, maintained and published by Standard & Poor’s Financial Services LLC, an affiliate of The McGraw-Hill Companies, Inc., which we refer to as S&P.

The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500 Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The “Market Value” of any S&P 500 Component Stock is the product of the market price per share and the number of the then outstanding shares of such S&P 500 Component Stock.  The 500 companies are not the 500 largest companies listed on The New York Stock Exchange and not all 500 companies are listed on such exchange.  S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above.  Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

The S&P 500 Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares.  Float adjustment excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500 Index reflects the total Market Value of all 500 S&P 500 Component Stocks relative to the S&P 500 Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500 Component Stocks during the Base Period has been set equal to an indexed value of 10.  This is often indicated by the notation 1941-43=10.  In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the S&P 500 Component Stocks by a number called the “S&P 500 Index Divisor.”  By itself, the S&P 500 Index Divisor is an arbitrary number.  However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index.  The S&P 500 Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (“S&P 500 Index Maintenance”).

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require a S&P 500 Index Divisor adjustment.  By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant.  This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the S&P 500 Index.  All S&P 500 Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index.  Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500 Index maintenance adjustments and indicates whether or not a S&P 500 Index Divisor adjustment is required:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No
Share issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes
Share repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes
Special cash dividends	Share Price minus Special Dividend	Yes
Company Change	Add new company Market Value minus old company Market Value	Yes
Rights Offering	Price of parent company minus: Price of Rights Right Ratio	Yes
Spin-Off	Price of parent company minus: Price of Spinoff Co. Share Exchange Ratio	Yes

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Component Stock.  All stock split and dividend adjustments are made after the close of trading on the day before the ex-date. Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Component Stock and consequently of altering the aggregate Market Value of the S&P 500 Component Stocks (the “Post-Event Aggregate Market Value”).  In order that the level of the S&P 500 Index (the “Pre-Event Index Value”) not be affected by the altered

Market Value (whether increase or decrease) of the affected S&P 500 Component Stock, a new S&P 500 Index Divisor (“New S&P 500 Index Divisor”) is derived as follows:

Post-Event Aggregate Market Value New S&P 500 Index Divisor	= Pre-Event Index Value

New S&P 500 Index Divisor =	Post-Event Aggregate Market Value Pre-Event Index Value

A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies.  Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding.  After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index.  In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor.

License Agreement between S&P and Morgan Stanley.  S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the Securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in this free writing prospectus:

The Securities are not sponsored, endorsed, sold or promoted by S&P.  S&P makes no representation or warranty, express or implied, to the owners of the Securities or any member of the public regarding the advisability of investing in securities generally or in the Securities particularly or the ability of the S&P 500 Index to track general stock market performance.  S&P’s only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the Securities.  S&P has no obligation to take our needs or the needs of the owners of the Securities into consideration in determining, composing or calculating the S&P 500 Index.  S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Securities to be issued or in the determination or calculation of the equation by which the Securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the Securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.

Annex B: Methodology of the MSCI EAFE Index and the MSCI Emerging Market Index

To construct the MSCI Global Investable Market Indices, including the MSCI EAFE Index® and the MSCI Emerging Markets Index,SM MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

Identifying Eligible Equity Securities. The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange-traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

Country Classification of Eligible Securities. Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

t
Equity Universe Minimum Size Requirement. This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

t
Equity Universe Minimum Float-Adjusted Market Capitalization Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

t
DM and EM Minimum Liquidity Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

t
Global Minimum Foreign Inclusion Factor Requirement. This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI EAFE® Index’s ability to fully and fairly represent the characteristics of the underlying market.

t
Minimum Length of Trading Requirement. This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

t	Investable Market Index (Large + Mid + Small)

t	Standard Index (Large + Mid)

t	Large Cap Index

t	Mid Cap Index

t	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.  The application of this requirement involves the following steps:

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with S&P’s, the Global Industry Classification Standard (“GICS®”).  The GICS entails four levels of classification:  (1) sector; (2) industry group; (3) industries; and (4) sub-industries. Under the GICS, each company is assigned to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

t	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

o	Updating the indices on the basis of a fully refreshed Equity Universe.

o	Taking buffer rules into consideration for migration of securities across size and style segments.

o	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

t	Quarterly Index Reviews (“QIRs”) in February and August (in addition to the SAIRs in May and November) of the Size Segment Indices aimed at:

o	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

o	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

o	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

t
Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation in the MSCI indices.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation in the MSCI indices.

Index Calculation

Price Index Level

The MSCI indices are calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking.  As a general principle, the level of the relevant MSCI index level is obtained by applying the change in the market performance to the previous period level for such MSCI index.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt IndexInitialMarketCapUSDt

Where:

t	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

t	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

t	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

t	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

t	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Price Index Level

SecurityPriceIndexLevelt = SecurityPriceIndexLevelt-1 ×	SecurityAdjustedMarketCapForLocalt SecurityInitialMarketCapUSDt

SecurityAdjustedMarketCapForLocalt =	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort × PAFt FXratet-1	×	ICIt ICIt-1

SecurityInitialMarketCapUSDt =	EndOfDayNumberOfSharest-1 × PricePerSharet-1 × InclusionFactort FXratet-1

Where:

t	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1.

t	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1.

t	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t.

t	EndOfDayNumberOfSharest-1 is the number of shares of security s at time t-1.

t	PricePerSharet is the price per share of security s at time t.

t	PricePerSharet-1 is the price per share of security s at time t-1.

t
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

t	PAFt is the Price Adjustment Factor of security s at time t.

t	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

t
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

t	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization
IndexAdjustedMarketCapUSDt =	∑	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort × PAFt FXratet
s∈I,t

IndexAdjustedMarketCapForLocalt =	∑(	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort × PAFt FXratet-1	×	ICIt ICIt-1)
s∈I,t

IndexInitialMarketCapUSDt =	∑	EndOfDayNumberOfSharest-1 × PricePerSharet × InclusionFactort FXratet-1
s∈I,t

Where:

t	EndOfDayNumberOfSharest-1 is the number of shares of security s at time t-1.

t	PricePerSharet is the price per share of security s at time t.

t	PricePerSharet-1 is the price per share of security s at time t-1.

t
InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

t	PAFt is the Price Adjustment Factor of security s at time t.

t	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

t	FXratet -1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

t
ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

t	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from the MSCI indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

Certain MSCI Indices are Subject to Currency Exchange Risk.  Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of certain MSCI indices, investors in the Securities linked to such MSCI indices will be exposed to currency exchange rate risk.  Exposure to currency changes will depend on the extent to which the relevant currency strengthens or weakens against the U.S. dollar.  The devaluation of the U.S. dollar against the applicable currency will result in an increase in the value of the relevant index.  Conversely, if the U.S. dollar strengthens against such currency, the value of such index will be adversely affected and may reduce or eliminate any return on your investment.  Fluctuations in currency exchange rates can have a continuing impact on the value of the indices, and any negative currency impact on the indices may significantly decrease the value of the Securities.  The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different than the return on the indices which are converted into U.S. dollars.

License Agreement between MSCI and Morgan Stanley. MSCI and Morgan Stanley have entered into a nonexclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, of the right to use the MSCI indices, which are owned and published by MSCI, in connection with certain securities, including the Securities.

The license agreement between MSCI and Morgan Stanley provides that the following language must be set forth in this prospectus supplement:

THE SECURITIES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ITS OR THEIR DIRECT OR INDIRECT THIRD PARTY INFORMATION SOURCES OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY MORGAN STANLEY. THE SECURITIES HAVE NOT BEEN REVIEWED OR PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE SECURITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE ISSUER OR MANAGER OF OR INVESTORS IN THE SECURITIES OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY FINANCIAL PRODUCT GENERALLY OR IN THE SECURITIES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE SECURITIES OR THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE SECURITIES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY OR THE AMOUNT OR TYPE OF CONSIDERATION INTO WHICH THE SECURITIES ARE REDEEMABLE. FURTHER, NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF, OR INVESTORS IN, THE SECURITIES OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE SECURITIES OR OTHERWISE.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER, OFFEROR, PROMOTER, SPONSOR OR MANAGER OF THE SECURITIES, INVESTORS IN THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF

THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY AND NEGLIGENCE), CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF INTERESTS IN THE SECURITIES, OR ANY OTHER PERSON OR ENTITY, MAY USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE SECURITIES OR USE ANY MSCI INDEX WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED.

The foregoing disclaimers and limitations of liability in no way modify or limit any disclaimers or limitations of liability, or any representations or warranties, made by Morgan Stanley elsewhere in this document to prospective or actual purchasers of or investors in the Securities.

“MSCI EAFE Index®” and “MSCI Emerging Markets IndexSM” are trademarks or service marks of MSCI and have been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by MSCI and MSCI makes no representation regarding the advisability of investing in the Securities.